Exhibit (d)(2)
SUB-ADVISORY AGREEMENT
     AGREEMENT made this 3rd day of June, 2008 by and between SPA ETF, Inc. (the “Adviser”), and Esposito Partners, LLC (the “Sub-adviser”).
     1. Duties of Sub-adviser. The Adviser hereby appoints the Sub-adviser to act as investment Sub-adviser to each series listed on Appendix A hereto (a “Series”) of SPA ETF Trust, a Delaware business trust (the “Registrant”), for the period and on such terms as are set forth in this Agreement. The Adviser employs the Sub-adviser to manage the investment and reinvestment of the assets of the Series, to continuously review, supervise and administer the investment program of the Series, to determine in its discretion the securities to be purchased or sold and the portion of the Series’ assets to be held uninvested, to designate the identity and weighting of the Securities in the Deposit Securities and the Fund Securities (as such terms are defined in the Registration Statement), to provide the Adviser and the Registrant with records concerning the Subadviser’s activities which the Registrant is required to maintain, and to render regular reports to the Adviser, the Registrant’s officers and Board of Trustees concerning the Sub-adviser’s discharge of the foregoing responsibilities.
     The Sub-adviser will oversee the maintenance of all books and records with respect to the securities transactions of each Series, and will furnish the Board with such periodic and special reports as the Board reasonably may request. In compliance with the requirements of Rule 31 a-3 under the 1940 Act, the Sub-adviser agrees that all records which it maintains for the Registrant are the property of the Registrant, agrees to preserve for the periods prescribed by Rule 31 a-2 under the 1940 Act any records which it maintains for the Registrant and which are required to be maintained by Rule 31 a-1 under the 1940 Act and further agrees to surrender promptly to the Registrant any records which it so maintains, upon request by the Registrant. The Sub-adviser shall discharge the foregoing responsibilities subject to the control of the Adviser and the officers and the Board of Trustees of the Registrant, and in compliance with the objectives, policies and limitations set forth in the Registrant’s Registration Statement (Nos. 811-22103; 333-1448565, including the Series’ prospectus and statement of additional information, applicable laws and regulations. In carrying out its responsibilities hereunder, the Sub-adviser will consult with the Adviser on a continuous basis regarding the management of the Series. The Sub-adviser accepts such employment and agrees to render the services and to provide, at its own expense, the office space, furnishings and equipment (including computer equipment (software and hardware)), and the personnel required by it to perform the services on the terms and for the compensation provided therein.
     2. Portfolio Transactions. The Sub-adviser is authorized to select the brokers or dealers that will execute the purchases and sales of securities for the Series and is directed to use its best efforts to obtain the best available price and most favorable execution. The Sub-adviser may, on occasions when it deems the purchase or sale of a security to be in the best interests of the Series as well as its other customers aggregate, to the extent permitted by applicable laws and regulations, the securities to be sold or purchased in order to obtain the best net price and the most favorable execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. The Sub-adviser will promptly communicate to the Adviser and the officers and Trustees of the Registrant such information relating to Series transactions as they may reasonably request.

     3. Compensation of the Sub-adviser. For the services to be rendered by the Sub-adviser as provided in Section I of this Agreement, the Adviser shall pay to the Sub-adviser at the end of each month an advisory fee accrued daily and payable monthly based on an annual percentage rate of each Series’ average daily net assets. The annual percentage rate for each Series is set forth on Appendix A hereto. Neither the Registrant nor the Series shall be responsible for any portion of the compensation payable to the Sub-adviser hereunder. In addition, the Adviser shall be responsible for extraordinary expenses incurred by the Sub-adviser in performing its services hereunder, including, without limitation, expenses incurred with respect to proxy voting execution, advice and reporting.
     In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect, subject to a pro rata adjustment based on the number of days elapsed in the month as a percentage of the total number of days in such month.
     4. Reports. The Adviser agrees to furnish to the Sub-adviser current prospectuses, proxy statements, reports to shareholders, financial statements and such other information relating to the Series as the Sub-adviser may reasonably request. The Sub-adviser agrees to furnish to the Adviser and to the Registrant such information concerning its own affairs as the Adviser or the Registrant may reasonably request, including copies of its Form ADV and any other filings of the Sub-adviser with the U.S. Securities and Exchange Commission and certified copies of its financial statements.
     5. Status of Sub-adviser. The services of the Sub-adviser to the Adviser and the Series are not to be deemed exclusive, and the Sub-adviser shall be free to render similar services to others.
     6. Liability of Sub-adviser. (a) In the absence of (i) willful misfeasance, bad faith or gross negligence on the part of the Sub-adviser in performance of its obligations and duties hereunder, (ii) reckless disregard by the Sub-adviser of its obligations and duties hereunder or (iii) a loss resulting from a breach of fiduciary duty by the Sub-adviser with respect to the receipt of compensation for its services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the Investment Company Act of 1940 (the “1940 Act”), the Subadviser shall not be subject to any liability whatsoever to the Adviser of the Series, the Registrant, or to any shareholder of the Series, for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Series, (b) in no event shall the Sub-adviser be liable for (i) for acting in accordance with instructions from Adviser, (ii) for special, consequential or punitive damages, or (iii) or for any losses due to forces beyond the control of the Sub-adviser including, without limitation, strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities or communications services, (c) Adviser shall indemnify Sub-adviser and hold it harmless against any and all claims, losses, liabilities, damages or expenses, including attorneys’ fees and expenses, howsoever arising from or in connection with this Agreement or the performance of its own duties hereunder, provided that nothing contained herein shall require that Subadviser be indemnified for its gross negligence or willful misconduct.
     7. Permissible Interests. Subject to and in accordance with the Declaration of Trust of the Registrant and applicable law and regulation, Trustees, officers, agents and shareholders of the Registrant and/or the Adviser are or may be interested in the Sub-adviser (or any successor thereof) as Trustees, officers, agents, shareholders or otherwise; Trustees, officers, agents and shareholders of the Sub-adviser are or may be interested in the Registrant and/or the Adviser as Trustees, officers, shareholders or otherwise; and the Sub-adviser (or any successor) is or may be interested in the Registrant and/or the

Adviser as a shareholder or otherwise; and the effect of any such interrelationships shall be governed by said Declaration of Trust and applicable law and regulations, including the provisions of the 1940 Act.
     8. Duration and Termination. This Agreement shall be effective as of the date (the “Effective Date”) this Agreement has been approved (i) by a vote of the majority of those members of the Board of Trustees of the Registrant who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by a vote of a majority of the outstanding securities of each Series. Unless sooner terminated as provided herein, this Agreement shall continue for two years from the Effective Date and thereafter shall continue for periods of one year so long as such continuance is specifically approved at least annually (a) by the Adviser and (b) (1) by the vote of a majority of the members of the Board of Trustees of the Registrant who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (2) by the Board of Trustees of the Registrant or by vote of a majority of the outstanding voting securities of the Series. This Agreement may be terminated by the Adviser or by the Series at any time, without the payment of any penalty (in the case of termination by the Series, by vote of a majority of the entire Board of Trustees of the Registrant or by vote of a majority of the outstanding voting securities of the Series), on 60 days’ written notice to the Sub-adviser and, in the case of termination by the Adviser, to the Registrant. This Agreement may be terminated by the Sub-adviser at any time, without the payment of any penalty, upon 60 days’ written notice to the Adviser and the Series. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed postpaid, to the other party at any office of such party and shall be deemed given when received by the addressee. As used in this Section 9, the terms “assignment”, “interested persons”, and “a vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.
     9. Amendment of Agreement. This Agreement may be amended by mutual consent of the parties, but the consent of the Registrant must also be obtained, which consent must be approved (a) by vote of majority of those members of the Board of Trustees of the Registrant who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) by “vote of a majority of the outstanding voting securities of the Series.
     10. Severability. If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.
     11. Applicable Law. This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.
     12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their officers thereunto duly authorized as of the day and year first written above.

SPA ETF, INC.		Esposito Partners

By:	/s/ Antony Peter Drain	By:	/s/ Mark A. Esposito

Name:	Antony Peter Drain	Name:	Mark A. Esposito

Title:	Director	Title:	President

Appendix A
     Company agrees to pay Sub-Adviser under the following schedule:
     Advisory fee Schedule:
     To be calculated on the total combined SPA ETF Inc assets under management by the Sub-adviser.

$0 to $100,000,000 Assets Under Management (AUM)	= 5bps
$100,000,000 to $200,000,000 AUM	= 4bps
$200,000,000+ AUM	= 3bps
Subject to a minimum relationship fee per year (Computed quarterly) of $2,500.00 per fund under management. This will be pro-rated across all the funds based upon the AUM of the individual funds

A-5